FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

December 27, 2006

AJAY SPORTS, INC.

 (Exact Name of Registrant as specified in its charter)

Delaware                                       018204                             39-1644025

(State or other jurisdiction                  (Commission file number)               (I.R.S. Employer

of incorporation, or organization))                                                  or Identification Number)

37735 Enterprise Court, Suite 600

Farmington Hills, MI 48331

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (248) 994-0553

Former name or former address, if changed from last report

Item: 1.03.  Bankruptcy

Ajay seeks protection from the wrongful discharge verdict

On December 27, 2006, Ajay Sports Inc. and affiliated companies filed an Appeal in the wrongful termination case of Ronald N. Silberstein v. Ajay Sports Inc. and affiliates with the State of Michigan Court of Appeals.  As previously disclosed, on October 6, 2006 an Oakland County, Michigan jury issued an adverse verdict, awarding Plaintiff $850,000 plus $470,168 in legal fees, court cost and statutory interest, a total award of $1,320,168.  Ajay Sports, Inc. strongly disagrees with the jury’s conclusions and has filed an Appeal, and expects a positive result upon Appeal.

Due to the adverse decision reached in the wrongful termination case and the resulting $1,320,168 award, Ajay Sports, Inc. and its affiliates have filed a Chapter 11 Reorganization under the Federal Bankruptcy Code. There will be no change in the day-to-day activities of Ajay Sports, Inc., Pro Golf International, Inc., Pro Golf of America, Inc and affiliates, as the appeal process proceeds.

Restructuring plans for Ajay Sports Inc. will be submitted to the Bankruptcy Court.  Ajay Sports is confident that a restructuring plan should be approved and anticipates that the business of Pro Golf of America will continue on a profitable basis as previously.  Filing of Chapter 11 reorganization has no impact on the contractual relationship of franchisees.

Related to this process, Brian Donnelly has resigned as President/COO of the companies.  Brian has agreed to remain available for consultation.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 3, 2007

AJAY SPORTS, INC.

By: /s/Robert L. Merget

          Robert L. Merget, Vice President